EXHIBIT 2.1 EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

Geeknet, inc.

and

DICE HOLDINGS, INC.,

Dice career solutions, inc., and

Efinancialcareers limited

dated as of September 17, 2012

TABLE OF CONTENTS

	Page
ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Other Definitions	7
ARTICLE II PURCHASE AND SALE OF ASSETS		8
2.1	Purchase of Assets; Excluded Assets	8
2.2 2.3 2.4 2.5 2.6 2.7 2.8	Assumed Liabilities; Excluded Liabilities Purchase Price and Assumption of Liabilities Allocation of Purchase Price Closing Transactions [Reserved] [Reserved] Assignment of Contracts and Rights	11 12 12 13 14 14 14

ARTICLE III [RESERVED] ARTICLE IV [RESERVED] ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER		15 15 15
5.1	Organization and Corporate Power	16
5.2	Authorization of Transactions	16
5.3	Sufficiency of Assets	16
5.4	Absence of Conflicts	16
5.5	Financial Statements	17
5.6	Absence of Undisclosed Liabilities	17
5.7	Absence of Certain Developments	17
5.8	Title to Properties	18
5.9	Taxes	18
5.10	Contracts and Commitments	20
5.11	Intellectual Property	21
5.12	Litigation; Proceedings	23
5.13	Governmental Licenses and Permits	23
5.14	Employee Benefit Plans	23
5.15	Affiliate Transactions	24
5.16	Compliance with Laws	24
5.17	Environmental Matters	25
5.18	Furnishings and Equipment	25
5.19	Accounts Receivable	25
5.20	Customers and Suppliers; Users	25
5.21	Insurance	26
5.22	Privacy and Security	26
5.23	Certain Business Practices	27
5.24	Brokers	27
	- i -

INDEX OF EXHIBITS

Exhibit A-1	Form of Assignment and Assumption and Bill of Sale
Exhibit A-2	Form of Non-U.S. Assignment and Assumption and Bill of Sale
Exhibit B-1	Form of Trademark Assignment
Exhibit B-2	Form of Non-U.S. Trademark Assignment
Exhibit B-3	Form of Copyright Assignment
Exhibit B-4	Form of Non-U.S. Copyright Assignment
Exhibit C	Form of Transition Services Agreement
Exhibit D Exhibit E	Form of Escrow Agreement Form of Employee Lease Agreement

                                                                          - iii -

ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of September 17, 2012, by and between  Geeknet, Inc., a Delaware corporation (the  “Seller”), and Dice Holdings, Inc., a Delaware corporation (“Dice Holdings”), Dice Career Solutions, Inc., a Delaware corporation, and eFinancialCareers Limited, an entity organized under the laws of the United Kingdom (each a “Buyer” and together, the “Buyers”).  The Seller and the Buyers  are collectively referred to in this Agreement as the “Parties” and individually as a “Party.” Capitalized terms used in this Agreement without definition shall have the meanings given to such terms in Article I.

            A.  WHEREAS, the Seller desires to sell, and the Buyers  desires to purchase the Purchased Business and the Purchased Assets upon the terms and subject to the conditions set forth in this Agreement, including the assumption by the Buyers  of the Assumed Liabilities.

            B.  WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Seller and the Buyers  will enter into the Transition Services Agreement providing for the Seller’s provision of certain services to the Buyers  for a period of time from and after the Closing Date, upon the terms and subject to the conditions set forth in the Transition Services Agreement.

            C.  WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Seller and the Buyers  will enter into the Employee Lease Agreement providing for the provision of the services  of the U.S. Business Employees to the Buyers  for a period of time from and after the Closing Date, upon the terms and subject to the conditions set forth in the Employee Lease Agreement.

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

1.1  Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Business Benefit Plans” means (i) each Plan sponsored or maintained by Media Sub and (ii) each Plan sponsored or maintained by the Seller or its Affiliates exclusively for Business Employees.

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in New York, New York are authorized or obligated by Law or other governmental action to be closed.

“Business Employees” means the employees of the Seller or its Affiliates whose responsibilities primarily consist of providing services to the Purchased Business, including all employees of Media Sub, and are set forth on Schedule 1.1(b) of the Disclosure Schedules together with their name, title, hire date, list of applicable Business Benefit Plans and location.

“Cash” means cash and Cash Equivalents.

“Cash Equivalents” means short-term, highly liquid investments with maturities of three months or less, that are both:  (a) readily convertible to known amounts of cash; and (b) so near their maturity that they present insignificant risk of changes in value because of changes in interest rates.

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1986, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement dated June 8, 2012 between the Seller and Dice Holdings.

“Contract” means any contract, subcontract, note, bond, guarantee, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing.

“Employment Agreements” means the agreements set forth on Schedule 1.1(c) of the Disclosure Schedules.

“Environmental and Safety Requirements” means  all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means KeyBank National Association.

“Escrow Holdback Amount” means $3,000,000.

“Excluded Taxes” means any and all Taxes imposed with respect to the Purchased Assets, the Assumed Liabilities or the Purchased Business for any Pre-Closing Tax Period other than any Taxes resulting from any act taken or transaction entered into by the Buyers  or any of their  Affiliates after the Closing.  For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

“Furnishings and Equipment” means tangible personal property (other than Intellectual Property), including but not limited to machinery, equipment, hardware, computers (including servers and networking equipment), furniture, fixtures, automobiles and other vehicles.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Geeknet Trademarks” means (i) the Trademarks “Geeknet” and “Geeknet Media” (in any style or design), and any Trademark derived from, confusingly similar to or including any of the foregoing and (ii) the Geeknet Media Domain Name.

“Governmental Entity” means a United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.

“Intellectual Property” means all of the following registered and unregistered intellectual property and all common law and statutory rights in, arising out of, or associated therewith, in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof (collectively, “Patents”);  (b) trademarks, service marks, industrial designs, trade dress, logos, topographies, trade names and corporate names, and all registrations, applications and renewals for any of the foregoing, together with all goodwill associated therewith (collectively, “Trademarks”);  (c) copyrights, copyrightable works (including for all computer software) and mask works, together with all registrations, applications, extensions and renewals for any of the foregoing (collectively, “Copyrights”);  (d) trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, layouts, plans, proposals, technical data, financial, business and marketing plans, price and cost information, and customer and supplier lists and related information) (collectively, “Trade Secrets”); (e)  computer software, including data, source code and object code and related documentation (collectively, “Software”), Internet, web, digital and mobile sites, related content and links, and mobile applications, and all versions, updates, corrections, enhancements, and modifications thereof (collectively, “Websites”); (f) domain names, uniform resource locators (URLs) and other names and locators associated with the Internet or mobile publications and all registrations and applications therefor (collectively, “Domain Names”); (g) databases and data collections and all rights therein (collectively, “Databases”); and (h) other proprietary rights, in each case including copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” as used in the phrases “to the Knowledge of the Seller,” “to the Seller’s Knowledge” or phrases of similar import means the actual knowledge of the persons set forth on Schedule 1.1(e) of the Disclosure Schedules.

“Law” or “Laws” means any federal, state, provincial, territorial, foreign or local law, common law, statute, ordinance, rule, regulation or code of any Governmental Entity or any statute, rule, regulation, executive order, decree or other order (whether temporary, preliminary or permanent) of any Governmental Entity.

“Leave Recipient” means each Business Employee set forth on Schedule 1.1(f) who is not actively at work as of immediately prior to the Lease End Date as a result of an approved leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of 1993), but excluding any Business Employee who is absent from work as of immediately prior to the Lease End Date due to vacation, personal day or other similar short-term absence.

“Liability” means any and all liabilities, debts and obligations, of whatever kind and nature, primary or secondary, direct or indirect, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

“Lien” means any lien, security interest, mortgage, deed of trust, pledge, charge, covenant, encroachment or encumbrance of any kind.

“Material Adverse Effect” means any change or effect that is materially adverse to the Purchased Assets or the business, financial condition or annual results of operations of the Purchased Business, taken as a whole; provided, however, that in no event shall any change or effect arising out of or in connection with or resulting from any of the following, either alone or in any combination, constitute, or be taken into account in determining whether there  has been, a Material Adverse Effect:

(a) general political, economic or business conditions or economic or business conditions prevalent in the industry in which the Purchased Business operates (including the online media industry);

(b) general political, economic or business conditions or changes therein (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God);

(c) general financial or capital market conditions, including interest rates or currency exchange rates, or changes therein;

(d) any changes or proposed changes in applicable Law, rules, regulations or GAAP or other accounting standards, or authoritative interpretations thereof;

(e) the announcement of the proposed sale of the Purchased Business; the negotiation, execution, announcement, existence or performance of this Agreement or the transactions contemplated by this Agreement; or changes or actions resulting from any of the foregoing;

(f) any action or omission required pursuant to the terms of this Agreement, or pursuant to the request of a Buyer, or any action otherwise taken by a Buyer or any of its Affiliates;

(g) any matter disclosed in the Disclosure Schedules;

(h) seasonal fluctuations in the Purchased Business not inconsistent with past fluctuations;

(i) any event, circumstance, change or effect to the extent affecting Excluded Assets or Excluded Liabilities; and

(j) the failure of the Purchased Business to meet any expected or projected financial or operating performance target (provided  that any change or effect underlying such failure shall not be excluded to the extent that such event, circumstance, change or effect would otherwise constitute a Material Adverse Effect so long as it is not excluded by clauses (a) through (i) above);

“Media Sub” means Geeknet Media, LTD., a U.K. private limited company.

“Ordinary Course of Business” means ordinary and usual course of business, consistent with past practice (if there is any such past practice).

“Permitted Liens” means (a) Liens for Taxes or other governmental charges, assessments or levies that are not yet due and payable as of the Closing, (b) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the Ordinary Course of Business or that are not yet due and payable as of the Closing, (c) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security; (d) other Liens the existence of which do not materially impair the operations of the Purchased Business in the Ordinary Course of Business, (e) conditions, easements and restrictions and other similar matters of record, (f) Liens not created by the Seller that affect the underlying fee interest of any real property that is leased or licensed for occupation by the Seller or its Affiliates as tenant and (g) title defects, encumbrances or third-party rights that do not or would not materially impair the continued use and operation of the Purchased Business in the manner currently operated.

“Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental authority, body or entity or any department, agency or political subdivision thereof.

“Plan” means each compensation or benefit plan, program, agreement or arrangement (other than any Employment Agreement or multiemployer plan within the meaning of Section 3(37) of ERISA), including all stock ownership, stock purchase, stock option, phantom stock or other equity-based, retirement, vacation, severance, disability, death benefit, employment, change-in- control, fringe benefit, bonus, incentive, pension, profit sharing, medical and deferred compensation plan, program, agreement or arrangement, whether or not subject to ERISA (and whether or not terminated) that is sponsored or maintained by the Seller, Media Sub or any of their respective Affiliates or to which the Seller, Media Sub or any of their respective Affiliates is a party or contributes or is obligated to contribute, pay premiums or make other payments.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Property Taxes” means any real, personal and intangible property Taxes.

“Purchase Price” means an amount equal to $20,000,000 in cash.

“Purchased Business” means, collectively, (i) the business of owning and operating the SourceForge, Slashdot and Freecode websites as conducted by the Seller, either directly or through its Affiliates or Subsidiaries, as of the date hereof and (ii) the business of Media Sub.

“Regulatory Law” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Release” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of that (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this definition, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Tax” or “Taxes” means any tax of any kind, including, without limitation, any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any taxing authority relating to Taxes, including any amendment thereof.

“Transaction Documents” means this Agreement and the executed form of each agreement and instrument attached as an Exhibit to this Agreement, and all other Contracts, Schedules, certificates or other documents being delivered pursuant to or in connection with the foregoing.

“U.S. Business Employees” means the Business Employees providing services to the Seller in the United States, which, for the avoidance of doubt, does not include the employees of Media Sub.

1.2  Other Definitions.   Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Section Reference	Defined Term
Preamble	Agreement
2.4(a)	Allocation
8.2(c)(i)	Applicable Limitation Date
9.9(a)	Asset Seller Business Employee
2.2	Assumed Liabilities
5.2	Bankruptcy and Equity Exception
8.2(c)(ii)	Basket
2.1(a)	Books and Records
5.11(a)	Business Intellectual Property
Preamble	Buyer
8.2(a)	Buyer Parties
9.9(e)	Buyer 401(k) Plan
8.2(a)	Buyer Party
9.9(b)	Cash Compensation
2.5(a)	Closing
2.5(a)	Closing Date
9.7	Confidential Information
8.2(d)(iv)	Controlling Party
2.5(b)(iv)	Copyright Assignment
8.2(c)(ii)	De Minimis Claim
Preamble	Dice Holdings
Article V	Disclosure Schedules
2.5(b)(iv)	Employee Lease Agreement
2.3(b)	Escrow Account
2.5(b)(iv)	Escrow Agreement
2.1(b)(iii)	Excluded Contracts
2.2(b)	Excluded Liabilities
9.10(b)	Existing Products
5.9(c)	Events
5.5 8.1(a)	Financial Statements Fundamental Representations
9.9(c)	Improperly Offered Employee
8.2(d)(i)	Indemnified Party
8.2(d)(i)	Indemnifying Party
5.15	Insiders
5.9(c)	Last Accounts
5.9(c)	Last Accounts Date
5.5	Latest Balance Sheet
5.8(b)	Leased Real Property
5.13	Licenses
8.2(a)	Loss
8.2(a)	Losses
2.1(a)	Media Sub Shares
5.10(a) 9.6	Material Contracts Noncompetition Period
8.2(d)(iv)	Non-Controlling Party
Preamble	Parties
Preamble 5.22(a)	Party Personal Information
9.1(b)(i)	Pre-Closing Media Sub Tax Return
5.22(a)	Privacy Laws
5.22(a)	Privacy Statement
2.1(a)	Purchased Assets
2.1(a)(v)	Purchased Contracts
10.13	Released Person
10.13	Releasing Person
9.7	Representative
9.9(d)	Retention Pool
Preamble	Seller
8.2(b)	Seller Parties
8.2(b)	Seller Party
8.2(d)(iv)	Seller Taxes
9.9(c)	Severance Policy
9.1(b)(ii)	Straddle Period Media Sub Tax Return
8.2(d)(iv)	Tax Claim
5.9(c)	Tax Statutes
2.5(b)(iv)	Trademark Assignment
9.9(a)	Transfer Date
9.1	Transfer Taxes
9.9(a)	Transferred Employees
9.10(b)	Transition Period
2.5(b)(iv)	Transition Services Agreement
9.10(b)	Transitional License
9.9(i)	Welfare Benefits

Article II

PURCHASE AND SALE OF ASSETS

2.1 Purchase of Assets; Excluded Assets.

(a)                Except to the extent set forth in Section 2.1(b), on the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Buyers shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer and deliver (or cause to be sold, conveyed, assigned, transferred and delivered) to the Buyers, free and clear of all Liens (except for any Permitted Liens), all of the Seller’s and the Seller’s Affiliates’ right, title and interest in all assets, properties and rights that are owned, leased, used, or held for use by the Seller or any of its Affiliates in connection with the ownership and operation of the Purchased Business (the “Purchased Assets”), including but not limited to:

(i)                 all Furnishings and Equipment;

(ii)               all current assets, billed and unbilled accounts, and notes receivable and all related correspondence;

(iii)             all prepayments and prepaid expenses, including those made under any lead purchase agreements;

(iv)             all interests in the Leased Real Property listed on Schedule 2.1(a)(iv) of the Disclosure Schedules (excluding interests in such Leased Real Property held by Media Sub);

(v)               all rights existing under each Contract listed on Schedule 2.1(a)(v) of the Disclosure Schedules (the “Purchased Contracts”);

(vi)             all customer and supplier relationships and goodwill;

(vii)           all customer, user and other data relating to the Purchased Business;

(viii)         all lists and records pertaining to customer or user accounts (whether past or current) and suppliers;

(ix)             all claims, deposits, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set‑off and rights of recoupment of every kind and nature;

(x)               all interests in the Intellectual Property listed on Schedule 2.1(a)(x) of the Disclosure Schedules (for the avoidance of doubt, pursuant to the terms of the Transition Services Agreement, certain Domain Names not used by the Purchased Business will be transferred to the Buyers on a temporary basis);

(xi)             all Licenses;

(xii)           all insurance, warranty and condemnation net proceeds received after the Closing Date with respect to damage, non-conformance of or loss to the Purchased Assets;

(xiii)         all books, records, ledgers, files, documents, correspondence, lists, data,  studies and reports and other printed or written materials (collectively, “Books and Records”), in each case that are exclusively related to the Purchased Business (and the Buyers shall have access pursuant to Section 9.13 to all Books and Records that in any way refer to or are necessary in connection with the Purchased Business); provided  that the Seller shall be entitled to retain archival copies of any such Books and Records solely as is reasonably necessary to comply with its obligations under applicable Laws;

(xiv)         [reserved];

(xv)           all shares or other equity or ownership interests in Media Sub with full title guarantee, free from all encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement (the “Media Sub Shares”);

(xvi)         all rights, choses in action and claims, known or unknown, matured or unmatured, accrued or contingent, against third parties arising primarily out of the Purchased Business or the Purchased Assets;

(xvii)       the assets listed on Schedule 2.1(a)(xvii) of the Disclosure Schedules; and

(xviii)     all other assets of the Seller that are owned, leased, used, or held for use by the Seller or any of its Affiliates in connection with the Purchased Business.

(b)               Excluded Assets. Notwithstanding anything to the contrary in Section 2.1(a) or elsewhere in this Agreement, the following assets are excluded from the purchase and sale contemplated by this Agreement (collectively, the “Excluded Assets”):

(i)                 all assets used in connection with the Seller’s corporate functions (including the corporate charter, taxpayer and other identification numbers, seals, minute books and stock transfer books), whether or not used for the benefit of the Purchased Business;

(ii)               all interests in the Leased Real Property not listed on Schedule 2.1(a)(iv) of the Disclosure Schedules;

(iii)             all rights existing under each Contract not listed on Schedule 2.1(a)(v) of the Disclosure Schedules (collectively, the “Excluded Contracts”);

(iv)             all Cash as of the Closing Date and all rights in any bank accounts of the Seller;

(v)               any Plans (other than the Business Benefit Plans and Employment Agreements assumed by the Buyers under Section 9.9(d)) and the assets thereof;

(vi)             all accounting records, Tax records, Tax Returns and tax work papers of the Seller (provided  that the Seller shall provide access to such data and records as set forth in Section 9.13);

(vii)           any refunds or credits of or against Excluded Taxes;

(viii)         all interests in the Intellectual Property not listed on Schedule 2.1(a)(ix) of the Disclosure Schedules, including the names, marks and other indicia of “Geeknet” and any Geeknet logo or other similar marks and derivatives of such names, marks, logos and other indicia, including any Intellectual Property related to, incorporating or utilizing such names and indicia, whether alone or in combination with any other words, phrases or designs, together with all of the goodwill represented thereby or pertaining thereto;

(ix)             all prepaid insurance premiums and all insurance policies of the Seller;

(x)               any documents that were received from third parties in connection with their proposed acquisition of the Purchased Business or that were prepared by the Seller or any of its Affiliates in connection therewith;

(xi)             the assets listed on Schedule 2.1(b) of the Disclosure Schedules;

(xii)           all assets used in connection with the Seller’s legal, compliance, finance and human resources functions, in each case to the extent not exclusively related to the Purchased Business (provided  that the Seller shall provide access to such assets as set forth in Section 9.13);

(xiii)         all supplier relationships to the extent not related to the Purchased Business;

(xiv)         the Seller’s Google Analytics account (for the avoidance of doubt (1) data contained in such account that is exclusively related to the Purchased Business shall be a Purchased Asset pursuant to Section 2.1(a)(xiii) and (2) the Buyers shall receive access to such account pursuant to Section 9.13);

(xv)           all rights of the Seller under this Agreement and the other Transaction Documents;

(xvi)         all assets owned directly by Media Sub (although such assets shall fall within the definition of “Purchased Assets” for the other purposes of this Agreement, including, without limitation, the representations and warranties in Article V); and

(xvii)       all other assets of the Seller that are not owned, leased, used, or held for use by the Seller or any of its Affiliates in connection with the Purchased Business.

2.2 Assumed Liabilities; Excluded Liabilities.

(a)                The Buyers shall on the Closing Date, assume, become responsible for and agree to pay, perform and discharge as they become due, from and after the Closing, the following Liabilities of the Seller and its Subsidiaries (other than Liabilities of Media Sub, which will however become a Subsidiary of the applicable Buyer(s) on the Closing Date and which Liabilities will remain with Media Sub except as expressly provided in this Agreement) related to the Purchased Business or the Purchased Assets (collectively, the “Assumed Liabilities”):

(i)                 all Liabilities and obligations of the Seller and its Affiliates relating to Transferred Employees assumed by the Buyers pursuant to Section 9.9, including all Liabilities relating to or arising from the employment of the Transferred Employees with the Buyers and their Affiliates from and after the applicable Transfer Date;

(ii)               subject to Section 2.8, all Liabilities first arising from and after the Closing under each Purchased Contract;

(iii)             all Liabilities and obligations under Environmental and Safety Requirements that relate to the Leased Real Property listed on Schedule 2.1(a)(iv) of the Disclosure Schedules;

(iv)             all Liabilities for Taxes imposed with respect to, arising out of or relating to the Purchased Assets, the Assumed Liabilities or the Purchased Business (including, for the avoidance of doubt, any Taxes of, imposed on or with respect to Media Sub, including any such Taxes imposed under Section 951 of the Code) other than Excluded Taxes;

(v)               all Liabilities for Transfer Taxes assumed by the Buyers pursuant to Section 9.1;

(vi)             Liabilities set forth on Schedule 2.2(a) of the Disclosure Schedules; and

(vii)           except for any Liability set forth on Schedule 2.2(b) of the Disclosure Schedules, the current liabilities related to the Purchased Business or to the Purchased Assets, including those accounts payable and accrued expenses of the Seller that would be required to be accrued on a Closing Date balance sheet of the Purchased Business (as if it was a stand-alone entity) prepared in accordance with GAAP.

(b)               Excluded Liabilities.  Notwithstanding anything to the contrary in Section 2.2(a) or elsewhere in this Agreement, and regardless of whether such Liability is disclosed in this Agreement or on any Schedule or Exhibit to this Agreement, all Liabilities that are not specifically identified in Section 2.2(a) as Assumed Liabilities are expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the “Excluded Liabilities”), including but not limited to:

(i)                 Liabilities for which the Seller expressly has responsibility pursuant to the terms of this Agreement or the other Transaction Documents, including but not limited to pursuant to Section 9.9;

(ii)               Liabilities to the extent related to the Excluded Assets or the Excluded Contracts;

(iii)             Subject to Section 2.2(a)(vii), Liabilities first arising before the Closing under each Purchased Contract;

(iv)             Liabilities related to any litigation, claim, assessment, action, suit, proceeding, order, judgment, decree or investigation of any kind or nature arising out of facts, events, circumstances, actions or inactions occurring on or prior to the Closing;

(v)               Liabilities and obligations under any Plans;

(vi)             Excluded Taxes;

(vii)           Liabilities set forth on Schedule 2.2(b) of the Disclosure Schedules; and

(viii)         all other Liabilities and obligations not expressly included within the definition of Assumed Liabilities.

2.3  Purchase Price and Assumption of Liabilities.

(a)                On the terms set forth in this Agreement, on the Closing Date, the Buyers agree (i) jointly and severally to pay an amount equal to the Purchase Price less  the Escrow Holdback Amount to the Seller by wire transfer of immediately available funds and (ii) to assume the Assumed Liabilities.

(b)               Payment of Escrow Holdback Amount. On the Closing Date, the Parties shall enter into the Escrow Agreement with the Escrow Agent and the Buyers shall deposit the Escrow Holdback Amount into the escrow account established by the Escrow Agreement (the “Escrow Account”).  Disbursements from the Escrow Account shall be made for any amounts due to the Buyers for indemnification claims under Article VIII.  Twelve (12) months after the Closing Date, the Parties shall jointly direct the Escrow Agent to disburse all remaining funds held in the Escrow Account, if any, to one or more accounts specified by the Seller.  All fees and expenses charged by the Escrow Agent to enter into and perform under the Escrow Agreement shall be borne equally by the Seller, on the one hand, and Buyers, on the other hand.

2.4  Allocation of Purchase Price.

(a)                Allocation of Purchase Price.  The Seller and the Buyers shall each be entitled to prepare their own allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets for all Tax Purposes (the “Allocation”).  To the extent reasonably requested by a party, the Seller and the Buyers (as the case may be) shall cooperate with the requesting party in providing documents and information necessary to enable to requesting party to prepare its separate Allocation.

2.5  Closing Transactions.

(a)                Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz in New York, New York, immediately following the execution and delivery of this Agreement.  The date of the Closing is referred to in this Agreement as the “Closing Date.”  The Closing shall be effective as of 12:01 a.m., New York time, on the Closing Date.

(b)               Closing Transactions.  On the Closing Date, the Parties shall consummate the following:

(i)                 The Buyers shall deliver an amount equal to the Purchase Price less  the Escrow Holdback Amount to a bank account or accounts (as was specified by the Seller in advance of the Closing Date) in exchange for the transfer to the Buyers, of the Purchased Assets and the Buyers shall assume the Assumed Liabilities.

(ii)               The Buyers shall deliver an amount equal to the Escrow Holdback Amount to the Escrow Agent.

(iii)             The Buyers shall execute and deliver to the Seller each Transaction Document (other than this Agreement) to which a Buyer is a party.

(iv)             The Seller shall deliver to the Buyers each of the following:

A.                all of the Purchased Assets, including the original stock certificates representing the Media Sub Shares (or an indemnity in the agreed form for any lost certificates) and stock transfers executed by the registered holders in favor of the Buyers or their nominees for the transfer thereof;

B.                 certificate of good standing for the Seller;

C.                 in relation to Media Sub, the statutory registers and minute books (written up to the time of Closing) and the certificate of incorporation (the Seller warrants and confirms to the Buyers hereby that Media Sub has no common seal); provided, however, that the Parties agree that the statutory registers and minute books will not be delivered at the Closing but will be delivered promptly after the Closing;

D.                an Assignment and Assumption and Bill of Sale and a non-U.S. Assignment and Assumption Bill of Sale, each executed by the Seller, in the forms attached to this Agreement as Exhibit A-1 and A-2, respectively;

E.                 a Trademark Assignment and a non-U.S. Trademark Assignment, each executed by the Seller conveying any trademarks and service marks and any and all applications and registrations therefor included within the Purchased Assets, in the forms attached to this Agreement as Exhibit B‑1 and B-2, respectively, (collectively, the “Trademark Assignment”); and a Copyright Assignment and a non-U.S. Copyright Assignment, each executed by the Seller conveying any copyrights and any and all applications and registrations therefor included within the Purchased Assets, in the forms attached to this Agreement as Exhibit B‑3 and B-4, respectively (collectively, the “Copyright Assignment”);

F.                  a Transition Services Agreement in the form attached to this Agreement as Exhibit C (the “Transition Services Agreement”);

G.                an Escrow Agreement in the form attached to this Agreement as Exhibit D (the “Escrow Agreement”);

H.                an Employee Lease Agreement in the form attached to this Agreement as Exhibit E (the “Employee Lease Agreement”);

I.                   letters of resignation of all of the directors, secretaries and officers of Media Sub, effective as of the Closing Date; and

J.                   a duly executed certificate of non-foreign status, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).

(v)               The Seller shall procure that a board meeting of Media Sub is held at which the following matters are carried out: (1) a resolution to register the transfer of the Media Sub Shares shall be passed at such board meeting of Media Sub, subject to the transfers being stamped at the cost of the Buyers (if applicable), (2) all directors and secretaries of Media Sub shall resign from their offices and employment with Media Sub with effect from the end of the board meeting, (3) the persons the Buyers nominate shall be appointed as director(s) and secretary of Media Sub and with effect from the end of the board meeting and (4) such other matters reasonably requested by the Buyers.

(vi)             in relation to Media Sub, the written resignation of the auditors, effective as of the Closing Date, accompanied by:

A.                a statement that there are no circumstances connected with the auditors' resignation which should be brought to the notice of the members or creditors of Media Sub; and

B.                 a written assurance that the resignation has been, or will be, deposited at the Companies House.

2.6  [Reserved].

2.7  [Reserved].

2.8  Assignment of Contracts and Rights.   Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Purchased Contract or other Purchased Asset if an attempted assignment, without the consent of a third party, would constitute a material breach or material contravention of such Purchased Contract or Purchased Asset or in any way materially adversely affect the rights of the Buyers  or the Seller under such Purchased Contract or Purchased Asset.

The Seller and the Buyers  will use their commercially reasonable efforts (but without the requirement of any payment of money or the provision of any other consideration by the Seller or the Buyers) to obtain the consent of the other parties to any such Purchased Contract or Purchased Asset for the assignment of such Purchased Contract or Purchased Asset to a Buyer.  Unless and until such consent is obtained, or if an attempted assignment would be ineffective or would materially adversely affect the rights of the Parties under such Purchased Contract or Purchased Asset so that the Buyers  would not in fact receive all material rights under such Purchased Contract or Purchased Asset, the Seller and the Buyers  will cooperate in an arrangement (without the requirement of any payment of money or other expenditure by the Seller) under which the Buyers  would substantially obtain the benefits and substantially assume the obligations under such Purchased Contract or Purchased Asset in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to the Buyers, or under which the Seller would enforce, at the Buyers’ expense, for the benefit of the Buyers, with the Buyers  assuming at their  expense the Seller’s obligations, any and all rights of the Seller against any third party. The Seller will promptly pay to the Buyers  when received all monies received by the Seller under any Purchased Contract or Purchased Asset, and the Buyers  shall pay, defend, discharge and perform all Liabilities under such Purchased Contracts and Purchased Assets as required under Section 2.2(a).  Notwithstanding anything to the contrary set forth in the foregoing sentences, the Seller shall be entitled to retain from or set-off against amounts due to, or otherwise charge and collect from, the Buyers  all reasonable incremental costs associated with the retention, maintenance and enforcement of rights of any Purchased Contract or other Purchased Asset, and in addition all Liabilities arising thereunder to the extent related to the ownership, use or operation thereof from and after the Closing Date contemplated by this Section 2.8, and the  Buyers  will indemnify each Seller Party for any Loss resulting from or arising out of any such activities.  Notwithstanding anything to the contrary set forth in this Section 2.8, the Seller shall not have any obligation whatsoever to directly or indirectly retain any portion of its assets or businesses other than any specific individual Purchased Contract or other Purchased Asset contemplated by this Section 2.8 (but only until such time as the transfer thereof may be effected in accordance with this Agreement) as a result of this Section 2.8 in order to perform or maintain such Purchased Contract or other Purchased Asset.

Article III

[reserved]

Article IV

[Reserved]

Article V

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

Except as set forth in the disclosure schedules delivered by the Seller to the Buyers concurrently with the execution of this Agreement (the “Disclosure Schedules”), the Seller represents and warrants to the Buyers  as follows:

5.1  Organization and Corporate Power.  The Seller and Media Sub each are a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its state or jurisdiction of incorporation or formation and has all requisite corporate or other organizational power and authority to carry on the Purchased Business as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Purchased Business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Other than Media Sub and ThinkGeek, Inc., the Seller has no Subsidiaries and the Seller does not own any direct or indirect equity interest in any Person and the Seller is not a partner or participant in any partnership or any joint venture with any third party engaged in or relating to the Purchased Business.

5.2  Authorization of Transactions.  The Seller has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.  The boards of directors of the Seller and Media Sub (or other applicable body of Media Sub) have each duly approved this Agreement and all other Transaction Documents to which the Seller or Media Sub, as applicable, is a party and the board of directors of the Seller has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  No other corporate proceedings on the part of the Seller or Media Sub are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  This Agreement and all other Transaction Documents to which the Seller is a party have been duly executed and delivered by the Seller and constitute the valid and binding agreements of the Seller, enforceable against the Seller in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

5.3  Sufficiency of Assets.   The Purchased Assets together with the services to be provided under the Transition Services Agreement will enable the Buyers  to operate the Purchased Business immediately after the Closing in substantially the same manner as operated by the Seller and its Subsidiaries, including Media Sub, prior to the Closing. Except as set forth on Schedule 5.3  of the Disclosure Schedules, all of the tangible Purchased Assets are in good operating condition and repair (with the exception of normal wear and tear) in all material respects.

5.4  Absence of Conflicts.  Except as set forth in Schedule 5.4 of the Disclosure Schedules, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of the Seller or Media Sub for the execution, delivery and performance by the Seller or Media Sub of this Agreement or the other Transaction Documents or the consummation by the Seller or Media Sub of the transactions contemplated by this Agreement or the other Transaction Documents, except (a) any such filings, notices, permits, authorizations, registrations, consents or approvals which, if not made or obtained, would not reasonably be expected to have a Material Adverse Effect.

Assuming compliance with the items described in clause (a) of the preceding sentence, neither the execution, delivery and performance of this Agreement or the other Transaction Documents by the Seller or Media Sub nor the consummation by the Seller or Media Sub of the transactions contemplated by this Agreement or the other Transaction Documents will (i) conflict with or violate any provision of the Seller’s or Media Sub’s certificate of incorporation, by-laws or other organizational documents, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract or (iii) violate or infringe any Law applicable to the Seller or Media Sub, the Purchased Business or any of the Purchased Assets, except in the case of clause (ii) or (iii) for breaches, violations, infringements, defaults, Liens or other rights that would not reasonably be expected to have a Material Adverse Effect.

5.5  Financial Statements.  Schedule 5.5 of the Disclosure Schedules includes the unaudited pro forma (except as indicated below) balance sheet of each of (i) the Purchased Business as of December 31, 2010,  December 31, 2011, June 30, 2012, July 31, 2012 and August 31, 2012 and (ii) Media Sub, without pro forma adjustments, as of December 31, 2010,  December 31, 2011 and June 30, 2012 (with respect to the Purchased Business, the “Latest Balance Sheet”) and the related statement of income of each of (a) the Purchased Business for the year ended December 31, 2010, the year ended December 31, 2011, the three months ended March 31, 2012 and June 30, 2012 and, without pro forma adjustments, the months ended July 31, 2012 and August 31, 2012  (b) Media Sub, without pro forma adjustments, for the year ended December 31, 2010, the year ended December 31, 2011 and the six months ended June 30, 2011.  Each of the foregoing unaudited financial statements (the “Financial Statements”) presents fairly in all material respects the financial condition and statement of income of each of (1) the Purchased Business and (2) Media Sub as of and for the periods referred to in the Financial Statements, and have been prepared in accordance with GAAP (except as may be noted therein and subject to the absence of footnotes and normal year-end adjustments). All accounting, financial and other records of Media Sub (including its statutory books) have been properly prepared, filed and maintained.

5.6  Absence of Undisclosed Liabilities.  There are no Liabilities with respect to the Purchased Business or the Purchased Assets other than Liabilities (a) reflected on the Latest Balance Sheet, (b) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet, (c) that, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect, (d) incurred in the ordinary course under Contracts to which the Seller is a party (excluding Liabilities for breach of any such Contract) or (e) permitted or contemplated by this Agreement.  Media Sub is not insolvent or unable to pay its debts within the meaning of the U.K. Insolvency Act 1986 and has not stopped paying its debts as they fall due.

5.7  Absence of Certain Developments.  Except as contemplated by this Agreement, since  the date of the Latest Balance Sheet:  (a) the Seller and Media Sub have conducted the Purchased Business in the Ordinary Course of Business and (b) there has not been any event, transaction, financial condition or change, taken as a whole, that, individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect.

5.8  Title to Properties.

(a)                There is no real property or real property interests owned by the Seller or Media Sub and used in connection with the Purchased Business.

(b)               Schedule 5.8(b) of the Disclosure Schedules lists all of the real property and interests in real property leased or subleased by the Seller or Media Sub and used primarily in connection with the Purchased Business (the “Leased Real Property”).  The real property leases and subleases described on Schedule 5.8(b) are valid, binding, enforceable and in full force and effect and have not been modified, and the Seller or Media Sub holds a valid and existing leasehold interest under such leases or subleases set forth in Schedule 5.8(b).  The Seller has delivered to the Buyers complete and accurate copies of each of the leases or subleases described in Schedule 5.8(b).  With respect to each lease and sublease listed on Schedule 5.8(b), neither such Seller, Media Sub, nor, to the Knowledge of the Seller, any other party to such lease or sublease is in breach or default, and, to the Knowledge of the Seller, no event has occurred which, with notice or lapse of time, would constitute such a breach or default under such lease or sublease, except for such breaches or defaults as would not reasonably be expected to have a Material Adverse Effect.

(c)                The Seller or Media Sub owns good and valid title to, or a valid leasehold interest in, free and clear of all Liens (except Permitted Liens), all of its personal property and assets included in the Purchased Assets, including the Media Sub Shares.  Other than this Agreement, neither the Seller, Media Sub nor any of their Affiliates is a party to any option, warrant, purchase right or other contract or commitment obligating it to sell, transfer, pledge or otherwise dispose of any of the Purchased Assets or the Media Sub Shares or to any voting trust, proxy or other agreement or understanding with respect to the voting of the Media Sub Shares.

(d)               The Media Sub Shares constitute all of the issued and outstanding equity interests of Media Sub and are fully paid. The Seller is the sole legal and beneficial owner of the Media Sub Shares. The register of members and other statutory books of Media Sub have been properly kept and contain true, accurate and complete records of all matters required by law to be entered in them.  All of the Media Sub Shares are duly authorized and validly issued and were not issued in violation of any right of rescission, right of first refusal or preemptive right. There are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in Media Sub or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Media Sub, and no securities evidencing such rights are issued or outstanding.  Media Sub does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of the Media Sub Shares on any matter.

5.9  Taxes.

(a)                Except as would not reasonably be expected to have a Material Adverse Effect: (i) all Tax Returns required to be filed by the Seller and Media Sub with respect to the Purchased Assets, the Assumed Liabilities or the Purchased Business have been timely filed (taking into account extentions);

(ii) all such Tax Returns were correct and complete in all material respects; (iii) all Taxes shown as due and payable by the Seller or Media Sub on any such Tax Return have been paid and neither Seller nor Media Sub is under any liability to pay any penalty, fine, surcharge or interest in respect of such Taxes (iv) each of Seller and Media Sub have withheld and paid all Taxes required to have been withheld and paid with respect to the Purchased Assets or the Purchased Business in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all IRS Forms W-2 and 1099, or similar forms with respect to jurisdictions outside the United States, required with respect thereto have been properly completed and timely filed; (v) there is no dispute or claim concerning any Tax liability of Media Sub that has been claimed or raised by any taxing authority in writing; and (vi) Media Sub has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b)               There are no material liens for Taxes upon any of the Purchased Assets other than Permitted Liens.

(c)                In respect of Media Sub, the Seller represents and warrants to the Buyers as follows:

(i)                 The audited accounts made up to December 31, 2011 (the “Last Accounts”) reserve or provide sufficiently for all Taxes imposed, charged, assessed, levied or payable under any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Taxes in the United Kingdom (the “Tax Statutes”) for which Media Sub was liable as at December 31, 2011 (the “Last Accounts Date”).

(ii)               Media Sub has maintained and has in its possession and under its control all material records which it is required by any of the Tax Statutes to maintain.

(iii)             Media Sub has not been subject to any non-routine audit or visit by any tax authority.

(iv)             Media Sub is and has always been resident in the United Kingdom for Tax purposes.

(v)               Media Sub is not and has at no time been an investment company or an investment trust company for the purposes of the Tax Statutes.

(vi)             Media Sub has not since the Last Accounts Date made or agreed to make a surrender of group relief pursuant to Part 5 of the U.K. Corporation Tax Act 2010 (group relief) (the “CTA 2010”).

(vii)           No Taxes or non-trading deficit would arise from any loan relationship of Media Sub as a result of any debt under such loan relationship being settled in full or in part at Closing.

(viii)         In relation to each of its loan relationships Media Sub has at all times when required operated an amortized cost basis of accounting as defined by section 313 of the U.K. Corporation Tax Act 2009.

(ix)             Media Sub has not disposed of or acquired any asset in circumstances falling within section 17 of the U.K. Taxation of Chargeable Gains Act 1992 (the “TCGA”) (disposals and acquisitions treated as made at market value) and is not entitled to any capital loss to which section 18(3) of the TCGA (transactions between connected persons) may apply.

(x)               Media Sub is registered for the purposes of the Value Added Tax Act 1994 (the “VATA”).

(xi)             All value added tax within the meaning of the VATA (“VAT”) due and payable to the Commissioners of Customs & Excise has been declared and paid.

(xii)           Media Sub has not within the twelve months ending on the Last Accounts Date been in default in respect of any prescribed accounting period as mentioned in section 59(1) of the VATA.

(xiii)         Media Sub has not exercised an option to tax which applies to any land pursuant to paragraph 2 of Schedule 10 of the VATA and has not made a real estate election in relation to any land pursuant to paragraph 21 of Schedule 10 of the VATA.

(xiv)         Media Sub has never made supplies which are exempt from VAT of such proportion that it was or is unable to claim credit for all input tax paid or suffered by it.

(xv)           Media Sub has never entered into or been party to or otherwise been concerned with any transaction, arrangement, act, failure or omission (including the execution and performance of this agreement), Closing and any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance, the expiry of any time period, membership of or ceasing to be a member of any group or partnership or any change in the residence of any person for Tax purposes (“Events”) as a result of which any provision of Part 15 of the CTA 2010 or Part 13 of the U.K. Income Tax Act 2007 applied, applies or may apply.

(d)               It is agreed and understood that no representation or warranty is made by the Seller in this Agreement in respect of Tax matters, other than the representations and warranties set forth in this Section 5.9.

5.10          Contracts and Commitments.

(a)                Schedule 5.10 of the Disclosure Schedules contains a list of all Contracts of the following types with respect to the Purchased Business to which the Seller or Media Sub is a party or by which the Seller or Media Sub is bound as of the date hereof (the “Material Contracts”):

(i)                 any Contract pursuant to which the Seller or Media Sub received more than $50,000 over the past twelve (12) months;

(ii)               any Contract which obligates, or in the reasonable discretion of the Seller or Media Sub is reasonably likely to obligate, the Seller or Media Sub to pay more than $50,000 over any future twelve (12) month period in the next five (5) years;

(iii)             any indemnification, employment, “change of control,” retention, severance, consulting or other Contract with any Business Employee; and

(iv)             any mortgages, indentures, guarantees, loans or credit agreements, security agreements or promissory notes relating to the borrowing of money, extension of credit or other indebtedness for borrowed money by the Seller or Media Sub.

(b)               Except as would not reasonably be expected to have a Material Adverse Effect, each Material Contract is a valid and binding obligation of the Seller or Media Sub and, to the Knowledge of the Seller, of each other party thereto, and is in full force and effect.  There exists no material breach or material default (or event that with or without notice or the lapse of time, or both, would constitute a material breach or material default) on the part of the Seller, Media Sub, their Affiliates or, to the Knowledge of the Seller, on the part of any other party thereto under any Material Contract.  To the Knowledge of the Seller, no event has occurred that with or without notice or lapse of time would permit termination, modification, or acceleration, under any Material Contract.  None of the Seller, Media Sub, their Affiliates or, to the Knowledge of the Seller, any other party thereto has repudiated any material provision of any Material Contract. With respect to all Material Contracts that obligate the Seller or Media Sub to meet volume, service level or similar requirements, the Seller or Media Sub, as applicable, has met all such requirements at the maximum levels required by such Material Contracts.

5.11          Intellectual Property.

(a)                Schedule 5.11 of the Disclosure Schedules sets forth a complete and correct list in all material respects of the Intellectual Property related to or used in the Purchased Business, including but not limited to: (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) Trade Secrets, (v) Software, (vi) Websites, (vii) Domain Names, (viii) Databases and (ix) all licenses or similar agreements or arrangements in which the Purchased Business uses Intellectual Property licensed from a third party (in each case other than commercially available off-the-shelf software, collectively, the “Business Intellectual Property”).  To the Knowledge of the Seller, the Business Intellectual Property is valid, subsisting and enforceable and is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof.

(b)               (i) The Seller or Media Sub owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use pursuant to a Contract set forth on Schedule 5.10 of the Disclosure Schedules or license or other agreement set forth on Schedule 5.11 of the Disclosure Schedules, each of the Business Intellectual Property, free and clear of all Liens, other than Permitted Liens, (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Business Intellectual Property has been made, is currently outstanding or, to the Knowledge of the Seller, is threatened, (iii)  no loss or expiration of any Business Intellectual Property is pending or, to the Knowledge of the Seller, threatened,

(iv) neither the Seller nor Media Sub has received any notices of any infringement, dilution or misappropriation by, or other possible conflict with, any third party with respect to any Intellectual Property (including any demand or request that the Seller license rights from a third party), (v) to the Knowledge of the Seller, neither the Seller nor Media Sub has infringed, diluted, misappropriated or otherwise conflicted with any Intellectual Property of any third parties, and no infringement, dilution, misappropriation or conflict shall occur as a result of the continued operation of the Purchased Business as currently conducted, (vi) to the Knowledge of the Seller, the Business Intellectual Property has not been infringed, diluted, misappropriated or conflicted with by any third party and (vii)  neither the Seller nor Media Sub is currently party to any exclusive agreements or arrangements with respect to any Business Intellectual Property.

(c)                (i) All Business Intellectual Property will be available for use by the Buyers on materially the same terms and conditions subsequent to the Closing as those that were applicable to the Seller and Media Sub immediately prior to the Closing and (ii) neither the Seller nor Media Sub has disclosed any trade secrets or confidential information of the Purchased Business to any third party other than pursuant to a written confidentiality agreement.  The Seller and Media Sub have used commercially reasonable efforts to protect the confidential information of the Purchased Business and to maintain and protect the Business Intellectual Property.

(d)               All Persons who have contributed to the creation, invention, modification or improvement of any Business Intellectual Property have signed written agreements that assign to the Seller or Media Sub all of their right, title and interest therein so that all such Business Intellectual Property is owned exclusively by the Seller or Media Sub. The Seller has taken commercially reasonable actions consistent with generally accepted industry standards to ensure the trade secret status and confidentiality of its material trade secrets and of any other material proprietary information, and has disclosed such trade secrets only pursuant to adequate, written confidentiality agreements.

(e)                All Software, Websites and Databases included in the Business Intellectual Property (i) are free from any material defect, bug, virus, or programming, design or documentation error, and (ii) conform in all material respects to the applicable specifications thereof.

(f)                Except as provided in Schedule 5.11(f)  of the Disclosure Schedules, none of the Intellectual Property owned or used by the Seller, Media Sub or their Affiliates, incorporates, is a derivative of or has embedded in it any source, object or other software code that (i) is subject to an “open source,” “copyleft” or other similar type of license that would subject any proprietary source code of the Seller, Media Sub or their Affiliates to the terms of such license or (ii) would otherwise require the public distribution, contribution, licensing or public disclosure of such proprietary source code or impose limitations on the Seller’s, Media Sub’s or their Affiliates’ right to require payments in connection therewith.

(g)               The Seller, Media Sub and their Affiliates each comply in all material respects with all relevant Laws and regulations relating to its Intellectual Property (including the U.S. Digital Millennium Copyright Act and any foreign equivalents). The Seller and Media Sub have responded promptly to all complaints received relating to Intellectual Property infringements (and have responded in a commercially reasonable manner to all other violations of the Law related to defamation, libel, slander or publicity), in each case occurring through or in connection with its products, other software, systems and websites.

5.12          Litigation; Proceedings.   Except as set forth on Schedule 5.12 of the Disclosure Schedules, there are no material actions, suits, charges, complaints, arbitrations, grievances, orders, judgments, decrees, investigations or other material proceedings pending or, to the Knowledge of the Seller, threatened against or affecting the Purchased Business or the Purchased Assets at law or in equity, or before or by any Governmental Entity.  Neither the Seller nor Media Sub is subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator with respect to the Purchased Business or the Purchased Assets.  As of the date of this Agreement, there are no actions, suits, charges, complaints, arbitrations, grievances, orders, judgments, decrees, investigations or other proceedings pending or, to the Knowledge of the Seller, threatened against or affecting the Seller or Media Sub at law or in equity, or before or by any Governmental Entity that would prohibit consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

5.13          Governmental Licenses and Permits.  Schedule 5.13 of the Disclosure Schedules contains a complete listing of all material permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of foreign, federal, state and local governments or regulatory authorities, or other similar rights (collectively, the “Licenses”) that are necessary to conduct the Purchased Business as of the date of this Agreement.  Except as indicated on Schedule 5.13, the Seller or Media Sub owns or possesses all right, title and interest in and to all Licenses that are necessary to conduct the Purchased Business as of the date of this Agreement.  The Seller and Media Sub are in compliance in all respects with the terms and conditions of such Licenses, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.  To the Seller’s Knowledge, no loss or expiration of any material License is pending or threatened other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  The consummation of the transactions contemplated by this Agreement will not require any consent, renewal or notice with respect to any material License.

5.14          Employee Benefit Plans.

(a)                Schedule 5.14(a) of the Disclosure Schedules contains a complete and accurate list of all Business Benefit Plans.  The Seller has delivered or made available to the Buyers complete and correct copies of each Business Benefit Plan, or written summaries of any unwritten Business Benefit Plan, the current summary plan description, all related trust agreements and insurance contracts, the latest IRS determination letter or opinion letter for each Business Benefit Plan intended to be qualified under Code Section 401(a), the most recent annual financial statements, and the most recent annual report on IRS Form 5500 (including all required schedules and accountant’s opinions). Each Business Benefit Plan is and has been operated and administered in accordance with its terms and all applicable Laws.

(b)               Each Business Benefit Plan intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust has received a favorable determination letter or opinion letter from the IRS that the plan is qualified and each trust created thereunder is exempt from tax under the provisions of Section 501(a) of the Code, and, to the Knowledge of the Seller, nothing has occurred since the date of any such determination letter or opinion letter that could reasonably be expected to give the IRS grounds to revoke such determination letter or opinion letter.

(c)                No Business Benefit Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of the Company, other than continuation coverage required by Section 4980B of the Code, Sections 601-608 of ERISA or applicable state law.  No Business Benefit Plan is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA, and the Seller and its Subsidiaries have no liability (contingent or otherwise) with respect to any such plan.  No Business Benefit Plan is a “defined benefit plan”, within the meaning of Section 3(35) of ERISA or a plan subject to Section 412 of the Code and Section 302 of ERISA, and the Seller and its Subsidiaries have no liability (contingent or otherwise) with respect to any such plan.

(d)               None of the Seller nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract with respect to the Business Employees, no such collective bargaining agreement is being negotiated by the Seller and no campaign or other attempt for recognition has been made by any labor organization with respect to the Business Employees.  There is no pending or, to the Knowledge of the Seller, threatened labor dispute, strike or work stoppage involving the Business Employees.

5.15          Affiliate Transactions.  No Affiliate, officer, director or employee of the Seller or, to the Knowledge of the Seller, any of its Affiliates or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with the Seller or Media Sub pertaining to the Purchased Business or Purchased Assets other than employment arrangements and severance arrangements entered into in the Ordinary Course of Business, or, to the Seller’s Knowledge, has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Purchased Business or Purchased Assets.  Schedule 5.15 of the Disclosure Schedules describes all Contracts between the Purchased Business, on the one hand, and any Insider, on the other hand other than employment arrangements and severance arrangements entered into in the Ordinary Course of Business (including, in each case, the costs charged to or by the Purchased Business).

5.16          Compliance with Laws.  Since the date 12 months prior to the date hereof: (i) the Seller and Media Sub have complied with and are in compliance with, in all material respects, all applicable Laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof that are applicable to the Purchased Business (including Laws relating to the collection, sharing, use or security from unauthorized disclosure of personally identifiable information with respect to natural persons) or any of the Purchased Assets, and (ii) neither  the Seller nor  Media Sub has been served with or otherwise received notice that any claim has been filed alleging a material violation of any such laws or regulations, and neither the Seller nor Media Sub has received notice of any such material violation.

5.17          Environmental Matters.

(a)                Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since June 30, 2010: (i) the Seller and Media Sub have complied with and are currently in compliance with all Environmental and Safety Requirements applicable to the Purchased Business, (ii) the Purchased Business is not subject to any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements, and (iii) neither the Seller nor Media Sub has received any written notice, report or information regarding any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements, with respect to the Purchased Business.

(b)               Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 5.17 are the sole and exclusive representations and warranties of the Seller concerning environmental matters, including any matters arising under Environmental and Safety Requirements.

5.18          Furnishings and Equipment.  Schedule 5.18  of the Disclosure Schedules sets forth a true, accurate and complete list of all of the Furnishings and Equipment having an original acquisition cost of $50,000  or more.

5.19          Accounts Receivable.  Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent bona fide claims against debtors for sales and other charges and are not subject to discount except for immaterial trade discounts.

5.20          Customers and Suppliers; Users.

(a)                Schedule 5.20 of the Disclosure Schedules sets forth a true, accurate and complete list: (i) of the ten (10) largest customers of the Purchased Business in terms of revenue earned during each of the two most recently completed fiscal years and the portion of the current fiscal year, showing the total revenue earned in each such period from each such customer; and (ii) of the ten (10) largest suppliers of the Purchased Business in terms of expenditures during the combined two most recently completed fiscal years and the portion of the current fiscal year, and showing the total expenditures in each such period from each such supplier.

(b)               Since the date of the Latest Balance Sheet, to the Knowledge of the Seller there has not been any material adverse change in the business relationship, and there has been no material dispute, between the Seller and any Person identified on Schedule 5.20 of the Disclosure Schedules.

(c)                The Purchased Assets as of the Effective Date contain identifying and contact information for at least 5,374,500 unique registered users, including at least 3,120,500 unique Sourceforge registered users; at least 1,808,000 unique Slashdot registered users; and at least 446,000 unique Freecode registered users. The user data as delivered to the Buyers under this Agreement includes all of the most recent records that Seller has in the user database.

5.21          Insurance.  Schedule 5.21  of the Disclosure Schedules sets forth a true, accurate and complete list of all policies of fire and casualty, liability, workmen’s compensation, title and other forms of insurance held by the Seller or Media Sub.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid (or will be paid by the Seller prior to the due dates therefor), and no notice of cancellation or termination has been received with respect to any such policy.  Such policies are sufficient for compliance with (i) all requirements of Law and (ii) all Contracts to which the Seller or Media Sub is a party, and are valid, outstanding and enforceable policies.  There are no pending or threatened claims under any insurance policy and there have been no such claims in the past three (3) years.

5.22          Privacy and Security.

(a)                The Seller, Media Sub and their Affiliates each complies in all material respects with all applicable U.S., state, foreign and multinational Laws and its own published, posted and internal agreements and policies (“Privacy Laws”) with respect to: (i) personally identifiable information (including but not limited to name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of users of Seller’s, Media Sub’s or their Affiliates’ websites, suppliers and distributors), whether any of same is accessed or used by the Seller or any of its business partners; (ii) spyware and adware; (iii) the sending of solicited or unsolicited electronic mail messages; and (iv) confidential or classified information or information whose use, possession or disclosure is regulated or restricted by any Government Entity. The Seller, Media Sub and their Affiliates post all policies with respect to Personal Information on its websites in conformance with applicable Laws. Except as disclosed in the Seller’s posted privacy statement (the “Privacy Statement”), neither the Seller, Media Sub nor their Affiliates uses, collects, or receives any Personal Information or sensitive non-personally identifiable information and does not become aware of the identity of, or identify, any particular Person as a result of any receipt of such Personal Information.

(b)               The Purchased Business does not engage in behavioral advertising; however in the instance of the Purchased Business’ use of the Google Ad Network, the Purchased Business complies with the IAB Self-Regulatory Program for Online Behavioral Advertising as it pertains to ad choices, by displaying the “Advertising Option Icon.”  Neither the Seller, Media Sub nor their Affiliates has received (and has no Knowledge of) a material volume of consumer complaints relative to software downloads that resulted in the installation of any tracking technologies.

(c)                The Seller, Media Sub and their Affiliates take commercially reasonable steps consistent with generally accepted industry standards to protect the operation, confidentiality, integrity and security of their software, systems and websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and, within the 12-month period ending on the date hereof, there have been no breaches of same that would require by Law notification or remedial action.

Without limiting the generality of the foregoing, the Seller, Media Sub and their Affiliates (i) use encryption technology of at least 128-bit and (ii) consistently implement security upgrades, infrastructure and processes to (A) identify internal and external risks to the security of confidential information and Personal Information and (B) implement, monitor and improve adequate and effective safeguards to control those risks.

(d)               The Seller, Media Sub and their Affiliates have the right to transfer to the Buyers all Personal Information owned or held by them pursuant to the terms of this Agreement and such transfer shall not violate any applicable Privacy Laws or other Laws provided that the Buyers adhere to the terms of the Privacy Statement following the Closing.  The Buyers’ use such Personal Information in the manner it was used by the Seller and/or Media Sub prior to Closing will comply in all material respects with applicable Privacy Laws or other Laws as described in Section 5.22(a).

5.23          Certain Business Practices. To the Knowledge of Seller: Neither the Seller, Media Sub nor any or their Affiliates, nor any director, officer, employee, consultant or agent of the foregoing nor person who performs or has performed services for or on behalf of any of them (a) has used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) has made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (c) is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the U.K. Bribery Act 2010, (d) has bribed another person (within the meaning given in section 7(3) of the U.K. Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Seller or Media Sub, or (e) is or has at any time engaged in any activity, practice or conduct or made any other similar unlawful payment under any similar foreign Laws, and the Seller and Media Sub have in place adequate procedures in line with the guidance published by the U.K. Secretary of State under section 9 of the U.K. Bribery Act 2010 designed to prevent such Affiliates, directors, officers, employees, consultants and agents from undertaking any such conduct as is referred to in this Section 5.23.

5.24          Brokers.   Except for DeSilva & Phillips LLC, the fees of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, Media Sub or any of their Affiliates.

5.25          Media Sub Employees.

(a)                There are no individuals providing services to Media Sub who are not employees of Media Sub and who have not been disclosed in Schedule 1.1(b) of the Disclosure Schedules.

(b)               There are no employee loans or other sums owed by employees to Media Sub.

(c)                Except as disclosed in Schedule 5.14(a) of the Disclosure Schedules, there are no other arrangements for retention awards or other entitlements that are triggered or due or exercisable as a result of or in connection with this Agreement.

(d)               There are no enquires or investigations by any governmental, statutory or regulatory authority in relation to any employment-related matter with respect to Media Sub and there are no circumstances that would reasonably be expected to give rise to such enquiries or investigations.

(e)                There are no grievances by employees of Media Sub that have not been heard and resolved.

(f)                No employee of Media Sub is currently under investigation in relation to any disciplinary matter or is subject to a current disciplinary warning.

5.26          NO ADDITIONAL REPRESENTATIONS.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE V, NONE OF THE SELLER, NOR ANY OF ITS AGENTS, AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES, NOR ANY OTHER PERSON, MAKES OR SHALL BE DEEMED TO MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES ON BEHALF OF THE SELLER OR THE PURCHASED BUSINESS, AND, EXCEPT AS OTHERWISE SET FORTH IN ARTICLE V,  THE SELLER, ON BEHALF OF ITSELF AND EACH OF THE FOREGOING PERSONS, EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PURCHASED BUSINESS OR THE PURCHASED ASSETS, AND, EXCEPT AS OTHERWISE SET FORTH IN ARTICLE V,  THE SELLER, ITS AGENTS, AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS OTHERWISE SET FORTH IN ARTICLE V,  SUCH ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND THE BUYERS  SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

Article VI

REPRESENTATIONS AND WARRANTIES OF the BUYERs

The Buyers jointly and severally represent and warrant to the Seller as follows:

6.1  Organization and Corporate Power.  Each Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Transaction Documents in a timely manner.

6.2  Authorization of Transactions.  Each Buyer has full corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.  The board of directors or similar body of each Buyer has duly approved this Agreement and each of the other Transaction Documents to which it is a party and has  duly authorized the execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  No other corporate proceedings on the part of any Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  This Agreement and each of the other Transaction Documents to which each Buyer is a party have been duly executed and delivered by such entity, as applicable, and constitute the valid and binding agreements of such entity, as applicable, enforceable against such entity, as applicable, in accordance with their terms, subject to the Bankruptcy and Equity Exception.

6.3  No Conflicts.  No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of any Buyer for the execution, delivery and performance by such entity of this Agreement or the other Transaction Documents to which it is a party or the consummation by such entity of the transactions contemplated by this Agreement or the other Transaction Documents.  Neither the execution, delivery and performance by any Buyer of this Agreement or the other Transaction Documents to which it is a party nor the consummation by such entity of the transactions contemplated by this Agreement and the other Transaction Documents will (a) conflict with or violate any provision of the organizational documents of such entity, or any of its Subsidiaries, (b) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which such entity or any of its Subsidiaries is a party or by which any of them or any of its properties or assets may be bound or (c) violate or infringe any Law applicable to such entity, or any of its  Subsidiaries or any of its  properties or assets; except, in the case of clause (b) or (c), for breaches, violations, infringements, defaults, Liens or other rights that would not reasonably be expected to have a material adverse effect on such entity’s ability to timely consummate the transactions contemplated by this Agreement and the other Transaction Documents.

6.4  Litigation.  As of the date of this Agreement, there are no actions, suits, proceedings or orders pending or, to any Buyer’s knowledge, threatened against or affecting any Buyer at law or in equity, or before or by any Governmental Entity that would adversely affect the performance of such entity under this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

6.5  Funding.  The Buyers have sufficient cash on hand to pay the Purchase Price and to permit the Buyers  to consummate the transactions contemplated by this Agreement.

6.6  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyers.

6.7  Non-Reliance; Investment Purpose.   Each Buyer confirms that it is an informed and sophisticated purchaser and the Seller has made available to such Buyer and such Buyer’s agents the opportunity to ask questions of the officers and management employees of the Seller and Media Sub as well as access to such other documents, information and records of the Seller and Media Sub as such Buyer has deemed appropriate to make such Buyer’s own analysis and decision to enter this Agreement and to acquire the Purchased Business (including the Media Sub Shares), and such Buyer confirms that it has made an independent investigation, analysis and evaluation of the Seller, Media Sub and their respective properties, assets, business, financial condition, prospects, documents, information and records. Each Buyer is acquiring the Media Sub Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Media Sub Shares. Each Buyer acknowledges that the Media Sub Shares have not been registered under the Securities Act or any state or foreign securities Laws, and agrees that the Media Sub Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Article VII

[Reserved]

Article VIII

INDEMNIFICATION AND RELATED MATTERS

8.1  Survival; Risk Allocation.

(a)                Survival of Representations, Warranties, Covenants and Agreements.  All representations and warranties set forth in this Agreement, the Transaction Documents or in any certificate delivered pursuant to this Agreement shall survive the Closing Date until one year following the Closing Date, except that the representations and warranties in Section 5.2 (Authorization of Transactions), Section 5.9 (Taxes), Section 5.8(d) (Title to Properties) and Section 5.11 (Intellectual Property) (together, the “Fundamental Representations”), shall survive until thirty (30) days after the expiration of the applicable statute of limitations.

All covenants and agreements set forth in this Agreement to be performed after the Closing shall survive the Closing in accordance with their respective terms, and, in the case of all such covenants excluding Section 2.4 (Allocation of Purchase Price), Section 9.1 (Tax Matters), Section 9.7 (Confidentiality) and Section 9.13 (Access to Assets and Financial Information) for a maximum of two years following the Closing Date.

(b)               Special Rule for Fraud.  Notwithstanding anything in this Article VIII to the contrary, in the event any Party to this Agreement perpetrates a fraud on another Party, any Party that suffers any Loss by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

8.2  Indemnification.

(a)                Seller’s Indemnification.  Subject to each of the limitations set forth in this Article VIII, the Seller shall indemnify the Buyers and their Representatives, and their respective Affiliates, successors and permitted assigns (each, a “Buyer Party” and collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to, to the extent arising out of:

(i)                 any breach of any representation or warranty made by the Seller to the Buyers contained in this Agreement;

(ii)               the breach of any covenant or agreement made by, or to be performed by, the Seller contained in this Agreement;

(iii)             any Excluded Asset or Excluded Liability; or

(iv)             in respect of Media Sub, any liability for Taxes which arise before, on or after the Closing, by reason of an Event occurring (or deemed to occur for the purposes of any Tax statutes) or income profits or gains received or deemed to be received for any Tax purposes by Media Sub on or before the Closing.

(b)               Buyer Indemnification.  The Buyers shall jointly and severally indemnify the Seller and its respective Representatives, and each of their respective successors and permitted assigns (each, a “Seller Party” and collectively, the “Seller Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Parties in respect of any Loss which any such Seller Party may suffer, sustain or become subject to, to the extent arising out of:

(i)                 any breach of any representation or warranty made by any Buyer to the Seller contained in this Agreement;

(ii)               the breach of any covenant or agreement made by, or to be performed by, any Buyer contained in this Agreement; or

(iii)             any Assumed Liability.

(c)                Limitations on Indemnity.  The indemnification provided for in Sections 8.2(a) and 8.2(b)  above are subject to the following limitations:

(i)                 No Indemnifying Party shall be liable to any Buyer Party or Seller Party, as applicable, for any Loss arising under Sections 8.2(a)(i) and 8.2(a)(ii)  or Sections 8.2(b)(i) and 8.2(b)(ii), as applicable, unless the other Party gives written notice thereof prior to the end of the relevant survival period set forth in Section 8.1(a) (the “Applicable Limitation Date”).  Notwithstanding anything to the contrary in this Agreement, so long as a Party delivers written notice of a claim no later than the Applicable Limitation Date, the other Party shall be required to indemnify hereunder for all Losses which such Parties may incur (subject to limitations set forth below, if applicable) in respect of the matters which are the subject of such claim, regardless of when incurred.

(ii)               Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall be liable to any Buyer Party or Seller Party, as applicable, for any Loss arising under Section 8.2(a)(i) or Section 8.2(b)(i), as applicable, (A) for any particular Loss (including any series of related Losses) unless such Loss (including any series of related Losses) equals or exceeds $5,000 (each individual Loss or series of related Losses not equal to or exceeding such amount, a “De Minimis Claim”), (B) unless the aggregate amount of all Losses incurred by the Buyer Parties or the Seller Parties, as applicable and excluding any De Minimis Claims, exceeds $300,000 in the aggregate (the “Basket”), in which case such Indemnifying Party shall be liable for all such Losses and (C) to the extent that the aggregate amount of all such Losses incurred by the Buyer Parties or the Seller Parties, as applicable, exceeds $9,999,999.  In addition, the aggregate amount of Losses for which the Buyers or the Seller shall be liable under this Article VIII shall not exceed the Purchase Price.

(iii)             At any time, the Buyer Parties shall not be entitled to recover Losses to the extent the Buyers could have mitigated or prevented such Loss using reasonable best efforts (including seeking indemnification or other redress pursuant to the terms of any contract to which the Purchased Business is a party and by which the Purchased Business has the right to seek indemnification from any third party).

(iv)             The limitations in this Section 8.2(c) shall not apply to the Fundamental Representations, except with respect to the representations and warranties contained in Section 5.9 (Taxes) and Section 5.11 (Intellectual Property).

(v)               Notwithstanding anything to the contrary in this Agreement, the Seller shall not be liable for any Losses arising under Section 8.2(a)(i) in connection with any breach of any representation or warranty contained in Section 5.9 (Taxes) other than Taxes (and any Losses incurred, including for the avoidance of doubt after the Closing, in connection therewith) for a Pre-Closing Tax Period.

(d)               Procedure.

(i)                 If a Buyer Party or Seller Party seeks indemnification under this Article VIII, such Person (the “Indemnified Party”) shall give written notice to the indemnifying Party (the “Indemnifying Party”) promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the Liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable, or, if not known and quantifiable, a good faith estimate thereof to the extent practicable), and the basis for indemnification (including reference to the specific section(s) of this Agreement under which the claim arises); provided  that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its Liabilities hereunder except to the extent such failure shall have prejudiced the Indemnifying Party.  In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article VIII,  the Indemnifying Party shall be entitled to control the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and, at the Indemnifying Party’s option (subject to the limitations set forth below), shall be entitled to appoint lead counsel of such defense with counsel reasonably acceptable to the Indemnified Party.

(ii)               If the Indemnifying Party elects to control the defense of a third-party claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the reasonable fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (B) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of an actual conflict of interest between the Indemnifying Party and the Indemnified Party.

(iii)             If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, an injunction or other equitable relief will be imposed against the Indemnified Party, if such settlement does not expressly unconditionally release the Indemnified Party from all Liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice, or if such settlement adversely affects any Tax or other Liability of the Indemnified Party or its Affiliates.  In no event may the Indemnified Party, including if the Indemnifying Party does not elect to control the defense of a third-party claim, settle such a claim without the prior written consent of the Indemnifying Party and/or its insurer if any amount is required to be paid by the Indemnifying Party in respect of such claim.

(iv)             Notwithstanding the foregoing, if a third-party claim includes or would reasonably be expected to include both a claim for Taxes that are Excluded Taxes or Taxes for which Seller is responsible under Section 8.2(a) (collectively, "Seller Taxes") and a claim for Taxes that are not Seller Taxes, and such claim for Taxes that are Seller Taxes is not separable from such a claim for Taxes that are not Seller Taxes, the Seller (if the claim for Taxes that are Seller Taxes exceeds or reasonably would be expected to exceed in amount the claim for Taxes that are not Seller Taxes) or otherwise the Buyers (the Seller or the Buyers, as the case may be, the "Controlling Party") shall be entitled to control the defense of such third-party claim (such third-party claim, a "Tax Claim").

In such case, the other party (the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld).  The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are not Seller Taxes.

(e)                Payments.  The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the Parties agree in writing that there is a reasonable basis for such claim.  The Escrow Holdback Amount shall be used in satisfaction of any claim payable by the Seller until that amount is exhausted or has been released pursuant to Section 2.3.

(f)                Purchase Price Adjustments.  Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law), any amounts paid to or on behalf of any Party as indemnification pursuant to this Article VIII shall be treated as adjustments to the purchase price for all Tax purposes.

(g)               Offset.  Any Loss that any Buyer Party or Seller Party suffers, sustains or becomes subject to and with respect to which such Person is entitled to indemnification pursuant to this Article VIII may, at the option of such Person, be satisfied (to the extent of such offset) by setting off all or any portion of such Losses against any amounts which such Person owes to the Indemnifying Person at such time.

(h)               Adjustment to Indemnification Payments.  Any payment made under this Article VIII in respect of any indemnification claim (A) shall be reduced by any net insurance proceeds realized by and paid to the Indemnified Party in respect of such claim (determined after giving effect to any increase in premiums resulting therefrom), (B) shall be reduced by any amounts collected from third parties (other than the Buyer Parties or the Seller Parties) with respect to such claim and (C) shall be reduced by an amount equal to any Tax benefits actually realized by the Indemnified Party in connection with the incurrence of the Loss underlying such claim.

(i)                 Exclusive Remedy.  Subject to Section 9.4 and Section 8.1(b), from and after the Closing, the indemnification provided pursuant to this Article VIII shall be the sole and exclusive remedy for any Losses as a result of, with respect to or arising out of any breach or claim in connection with this Agreement, the other Transaction Documents or any certificate or writing delivered in connection with this Agreement, regardless of the cause of action.

(j)                 Limitation on Liability.  No Indemnifying Party shall in any event be liable to the Buyer Parties or the Seller Parties, as applicable, on account of any indemnification obligation set forth in this Article VIII for any consequential damages, including loss of revenue, income or profits or loss in value of assets, or punitive, special or exemplary damages; provided that nothing in this Agreement shall relieve any Indemnifying Party of its obligation to provide indemnification under this Article VIII for all components of awards against the Buyer Parties or the Seller Parties, as applicable, in third party claims, including punitive or exemplary damages.

Article IX

ADDITIONAL AGREEMENTS

9.1  Tax Matters.

(a)                Transfer Taxes.  The Buyers shall be responsible for, and shall pay as and when due, all real property transfer, stock transfer, documentary, sales, use, stamp, registration and other such Taxes and fees imposed in connection with the transfer of the Purchased Assets to and the assumption of the Assumed Liabilities by the Buyers under this Agreement (collectively, “Transfer Taxes”) regardless of the Person liable for such Transfer Taxes under applicable Law.  The party primarily responsible under applicable Law for the filing of any Tax Return in respect of Transfer Taxes shall be responsible for the timely filing of such Tax Return.  The parties shall reasonably cooperate as necessary to enable the timely filing of such Tax Returns.

(b)               Preparation of Media Sub Tax Returns.

(i)                 The Seller shall timely prepare (or shall cause to be timely prepared) all Tax Returns that are required to be filed by or with respect to Media Sub for any taxable period ending on or before the Closing Date (a “Pre-Closing Media Sub Tax Return”).  The Seller shall timely file or cause to be timely filed any Pre-Closing Media Sub Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions).  The Seller shall deliver (or shall cause to be delivered) to the Buyers any Pre-Closing Media Sub Tax Return that is required to be filed after the Closing Date at least five (5) days prior to the due date for filing such Tax Return (taking into account any extensions) and the Buyers shall timely file (or shall cause to be timely filed) such Tax Return.  The Buyers shall not amend or revoke any Pre-Closing Media Sub Tax Return without the prior written consent of the Seller.  At the Seller’s request, the Buyers shall file, or cause to be filed, amended Pre-Closing Media Sub Tax Returns.  The Buyers shall promptly provide (or cause to be provided) to the Seller any information reasonably requested by the Seller to facilitate the preparation and filing of any Pre-Closing Media Sub Tax Return.

(ii)               Except for any Pre-Closing Media Sub Tax Return, the Buyers shall prepare and timely file (or shall cause to be prepared and timely filed) all Tax Returns required to be filed by or with respect to Media Sub.  In the case of any such Tax Return for a Straddle Period (a “Straddle Period Media Sub Tax Return”), the Buyers shall prepare or cause to be prepared such Tax Return in a manner consistent with past practice.  The Buyers shall deliver to the Seller for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of any Straddle Period Media Sub Tax Return at least twenty (20) days prior to the due date thereof (taking into account any extensions).

The Buyers shall revise such Straddle Period Media Sub Tax Return to reflect any comments received from Seller not later than ten (10) days before the due date thereof (taking into account any extensions).  The Buyers shall not amend or revoke any such Straddle Period Media Sub Tax Return without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).  At Seller's request, the Buyers shall file, or cause to be filed, amended Straddle Period Media Sub Tax Returns.

(c)                Cooperation and Exchange of Information.  Each Party shall, and shall cause its Affiliates to, provide to the other Party to this Agreement such cooperation, documentation and information as either of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund or conducting any Tax proceeding.  Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(d)               Certain Tax Elections; Post-Closing Tax Covenants.   The Buyers shall not make, and shall cause their Affiliates (including Media Sub) not to make, (a) any election under Section 338 of the Code (or any comparable election under state, local or foreign Law) with respect to the acquisition of Media Sub without the prior written consent of Seller (which Seller may grant or withhold in its sole and absolute discretion), or (b) any election with respect to Media Sub (including any election pursuant to Treasury Regulation Section 301.7701-3), which election would be effective on or prior to the Closing Date.  From the date of the Closing through the end of the taxable period of Media Sub that includes the Closing Date, the Buyers shall not, and shall cause their Affiliates (including Media Sub) not to, enter into any extraordinary transaction with respect to Media Sub or otherwise take any action or enter into any transaction that would be considered under the Code to constitute the payment of an actual or deemed dividend by Media Sub, including pursuant to Section 304 of the Code, or that would otherwise result in a diminution of foreign tax credits that, absent such transaction, may be claimed by the Seller or any of its Affiliates.

9.2  Press Releases and Announcements.   Except as otherwise required by Law, each of the Buyers, on the one hand, and the Seller, on the other hand, will consult with the other and obtain the consent of the other (which consent shall not be unreasonably withheld or delayed) before issuing any press releases or any public statements with respect to this Agreement and the transactions contemplated by this Agreement (it being agreed that in no event shall the Seller be obligated to provide its consent to the disclosure of the Purchase Price or any information relating to the pricing of the transaction or any of the calculations related thereto).  For the avoidance of doubt, the Confidentiality Agreement remains in full force and effect in accordance with its terms.

9.3  Further Assurances.  Each of the Seller and the Buyers  shall, and shall cause their applicable Subsidiaries to, execute and deliver such further instruments of conveyance and transfer or other documentation as the other Party may reasonably request to effect, consummate, confirm or evidence the transfer to the Buyers of the Purchased Business and the Purchased Assets and the assumption by the Buyers  of the Assumed Liabilities, at the expense of the requesting Party.

9.4  Specific Performance.

(a)                The Parties agree that irreparable damage would occur in the event that any Party fails to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and that the Parties shall be entitled to specific performance in such event, in addition to any other remedy at Law or in equity.

(b)               Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, including obligation of the Parties to consummate the Closing as required by Section 2.5, the non-breaching Party shall be entitled to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.  In circumstances where the Buyers or the Seller are obligated to consummate the transactions contemplated by this Agreement and such transactions have not been consummated, each of the Buyers and the Seller expressly acknowledges and agrees that the other Party and its shareholders or members shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other Party and its shareholders or members, and that such other Party on behalf of itself and its shareholders shall be entitled to enforce specifically the Buyers’ or the Seller’s, as the case may be, obligation to consummate such transactions.

(c)                Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.4, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d)               The remedies available to Parties pursuant to this Section 9.4 shall be in addition to any other remedy to which such Parties are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit such Parties from recovery of monetary damages against the other Party and/or from terminating this Agreement.

9.5  Expenses.   Except as otherwise provided in this Agreement, each of the Parties shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the other Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  Notwithstanding the foregoing, the Buyers, on the one hand, and the Seller, on the other hand, shall equally split the filing fees associated with any filings under any required Regulatory Law filing.

9.6  Non-Compete; No Hire and Non-Solicitation of Employees.

(a)                Non-Compete.  During the three year period commencing on the Closing Date (the “Noncompetition Period”), the Seller shall not, directly or indirectly, engage in any business conducted by, or which is in competition with any business conducted by, the Purchased Business as of the Closing Date.

The Seller specifically recognizes that any breach of this Section 9.6 will cause irreparable injury to the Buyers and that actual damages may be difficult to ascertain, and in any event, may be inadequate.  Accordingly, and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement, the Seller agrees that in the event of any such breach, the Buyers shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available.

(b)               No Hire and Non-Solicitation of Employees.  During the Noncompetition Period, the Seller shall not, directly or indirectly, solicit the employment or services of, or hire in any capacity (whether as an employee, consultant, independent contractor or otherwise), any Transferred Employee, or directly or indirectly solicit the employment or services of any other employee of any Buyer or its Subsidiaries, in each case without such Buyer’s prior written consent, other than through, or as a result of, generalized searches for employees through media advertisements of general circulation (including the Internet), employment firms or open job fairs; provided  that the foregoing shall not apply with respect to any Transferred Employees or other employees of any Buyer whose employment with such Buyer or its applicable Subsidiary is terminated without “cause” or for “good reason” (as such terms, or any terms intended to have similar meaning, are defined in the applicable severance plan, policy or arrangement or individual employment agreement or arrangement applicable to such Transferred Employee, or, if no such plan, arrangement or agreement exists, as defined in the Severance Policy).

9.7  Confidentiality.  Each Buyer shall hold, and shall cause its Affiliates and each of their respective officers, directors, employees, representatives, consultants and advisors (each, a “Representative”) to hold, and the Seller shall hold, and shall cause its Affiliates and each of their respective Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information obtained by such Persons from any other Party or its Representatives or Affiliates in connection with the transactions contemplated by this Agreement and the other Transaction Documents (the “Confidential Information”), except to the extent that such Confidential Information has been or has become (a) known to the party receiving such Confidential Information or generally available to the public, in each case other than as a result of disclosure by any party hereunder or a Representative of a party hereunder if such source is not bound by a confidentiality agreement or other duty of confidentiality prohibiting such disclosure or (b) known to the party receiving such Confidential Information before the date of disclosure of such Confidential Information to such Party.  Nothing contained in this Section 9.7 shall preclude the disclosure of Confidential Information, on the condition that it remains confidential, by any Party to its Representatives in connection with the performance of such Party’s duties in preparation for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  Notwithstanding anything to the contrary in this Section 9.7, each Buyer and its Representatives shall remain subject to the Confidentiality Agreement in accordance with its terms. Notwithstanding anything contained in Sections 9.6 and 9.7, in no event shall the performance by Seller of its obligations under the Employee Lease Agreement or the Transition Services Agreement constitute or serve as a basis for a claim of breach of the covenants set forth in Sections 9.6 and 9.7.

9.8  [Intentionally Omitted.]

9.9  Employee and Related Matters.

(a)                Transferred Employees.  The Buyers shall, or shall cause one of their Affiliates to, (i) continue to employ (where employment continues automatically by operation of law) immediately after Closing the Business Employees who are employed by Media Sub on the Closing Date and (ii) no later than twenty (20) days after the Closing Date, make a written offer of employment, on terms and conditions consistent with the requirements set forth in Section 9.9(b), to each U.S. Business Employee (each an “Asset Seller Business Employee”), including any Leave Recipients, to become employed by the Buyers or an Affiliate of the Buyers effective as of 12:00 A.M. eastern standard time on January 1, 2013 (or, if earlier, the day immediately following the last day of the Lease Term (as defined under the Employee Lease Agreement) (such date, the “Lease End Date”), or in the case of a Leave Recipient, the date of his or her return to active employment, provided that such Leave Recipient returns to active status within six (6) months of the Closing Date (or such longer period as required by Law).  Each Business Employee employed by Media Sub and each Asset Seller Business Employee who accepts such offer of employment and commences employment with the Buyers or an Affiliate of the Buyers pursuant to this Section 9.9(a) is referred to herein as a “Transferred Employee.”  The employment of a Transferred Employee with a Buyer or one of its Affiliates, as applicable, shall be effective as follows: (i) Business Employees who are employed by Media Sub, on the Closing Date, (ii) Asset Seller Business Employees (other than Leave Recipients), on the Lease End Date, and (iii) Leave Recipients, on the date such employee returns to active status within six (6) months of the Closing Date (or such longer period as required by Law).  The date on which a Transferred Employee’s employment with the Buyers or one of its Affiliates becomes effective is referred to herein as that Transferred Employee’s “Transfer Date”.  Nothing contained in this Agreement shall be construed as an employment contract between any Buyer and any Business Employee or Transferred Employee and the Buyers shall be entitled to terminate the employment of the Transferred Employees following the applicable Transfer Date subject to the other obligations under this Section 9.9.

(b)               Terms of Offer.  Each Asset Seller Business Employee shall be offered employment subject to the following terms and conditions of employment and each Business Employee employed by Media Sub as of the Closing Date shall be provided with continued employment on the following terms and conditions, which shall apply in respect of Transferred Employees (while employed by the Buyers and their Affiliates) through the twelve-month period following the Closing Date:

(i)                 each Business Employee’s base salary shall be at least equivalent to the rate of annual base salary or regular hourly wage rate, as applicable, paid by the Seller to such Business Employee as of the Business Day prior to the Transfer Date;

(ii)               each Business Employee shall have substantially the same full year incentive compensation opportunity as is available to such Business Employee under the terms of the applicable incentive compensation plan of the Buyers and their Affiliates, if any, as of immediately prior to the Transfer Date;

(iii)             each Business Employee shall be eligible to receive employee benefits substantially comparable to those provided to other similarly situated employees of the Buyers, as in effect from time to time;

(iv)             each Business Employee shall be offered employment at a work location that does not increase the Business Employee’s one-way commute by more than thirty (30) miles (measured from the Business Employee’s residence) from the Business Employee’s commute as of immediately prior to the Transfer Date; and

(v)               each Business Employee shall be offered employment under substantially the same terms and conditions as, but no more restrictive or burdensome than, other similarly situated employees of the Buyers, e.g., the Buyer’s human resources policies, securities trading policy.

(c)                Severance Benefits.  Notwithstanding anything to the contrary in this Agreement, the Buyers shall, or shall cause their Affiliates to, provide severance benefits to any Transferred Employee whose employment is terminated without cause during the one-year period following the Closing Date in an amount that is equal to the severance benefits that would have been paid to such employee pursuant to the terms of the severance policy set forth on Schedule 9.9(c) of the Disclosure Schedules (the “Severance Policy”) to be calculated on the basis of the employee’s compensation and service at the time of the layoff or other termination (taking into account the service credit requirements of Section 9.9(g)).  In addition and notwithstanding any provision herein to the contrary, if an Asset Seller Business Employee does not receive an offer from the Buyers in compliance with Sections 9.9(a) and 9.9(b) of this Agreement (each, an “Improperly Offered Employee”) and such Improperly Offered Employee’s employment with the Seller is terminated by the Seller and its Affiliates following the Closing Date, then the Buyers shall reimburse the Seller, within thirty (30) days of receipt of an invoice from the Seller, for the costs of any severance benefits (including the costs incurred during any notice period or pay in lieu of notice) payable by the Seller to such Improperly Offered Employee pursuant to the Severance Policy and applicable law. Severance benefits under this Section 9.9(c) shall not apply to any Asset Seller Business Employee (other than an Improperly Offered Employee) who does not accept an offer of employment from the Buyers or one of their Affiliates within fifteen (15) days of delivery of a written offer consistent with the terms set forth in Section 9.9(b), or whose employment is terminated with cause or who voluntarily resigns from employment during the one-year period following the Closing Date.  Such severance benefits offered to any Business Employee shall include a release from all claims against Buyers and Seller.

(d)               Assumed Employment Agreements and Business Benefit Plans; Retention Pool.  The Buyers shall, or shall cause any of their Affiliates to, assume all rights, liabilities and obligations in respect of the Employment Agreements and Business Benefit Plans set forth on Schedule 1.1(c) and Schedule 5.14(a) of the Disclosure Schedules (other than the retention letters set forth on Schedule 9.9(d) of the Disclosure Schedules), respectively; provided that Seller shall be responsible for satisfying the payments under the retention letters set forth on Schedule 1.1(c) of the Disclosure Schedules  that are payable on Closing and solely as a result of the transactions contemplated by this Agreement, and the Buyers shall assume and be liable for all other payments under such agreements.  The Buyers shall allocate a retention award pool in the aggregate amount of $1,000,000 (the “Retention Pool”) to be awarded to the Transferred Employees by the Buyers on such terms and conditions as determined by the Buyers. The Retention Pool award allocations shall be set forth in an award agreement and delivered to the applicable Transferred Employee.

(e)                Defined Contribution Plans.  The Buyers shall take the necessary actions, including any required plan amendments, to cause the tax-qualified defined contribution retirement plan in which the Transferred Employees are eligible to participate (the “Buyer 401(k) Plan”) to permit each Transferred Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans), in the form of cash or notes (in the case of loans), in an amount equal to the full account balance distributed to such Transferred Employee from the applicable defined contribution plan of the Seller and its Affiliates in which such Transferred Employee participated to the applicable Buyer 401(k) Plan.

(f)                COBRA.  The Seller is wholly responsible for complying with all applicable health care continuation coverage requirements under COBRA with respect to Business Employees as to qualifying events that occur prior to the Transfer Date, and the Buyers are wholly responsible for complying with such coverage requirements with respect to Transferred Employees and Improperly Offered Employees who have qualifying events that occur on or after the Transfer Date.

(g)               Employee Benefits.  For all purposes under any employee benefit plan, program or arrangement of the Buyers or any of their Affiliates in which a Transferred Employee may be eligible to participate after the Transfer Date, the Buyers shall, or shall cause their Affiliates to, ensure that service by such Transferred Employee with the Seller or any Affiliate of the Seller (or, in all cases, any predecessor entity) shall be deemed to have been service with the Buyers, provided that such crediting of service shall not apply to benefit accrual under any defined benefit pension plans.  The Buyers shall, and shall cause their Affiliates to, take all such actions such that all Transferred Employees and their spouses and dependents who are covered under the Seller’s or its Affiliates’ welfare plans as of immediately prior to the Transfer Date shall be covered immediately after the Transfer Date (and shall not be excluded from coverage on account of any pre-existing condition) under any welfare plans of the Buyers or their Affiliates.

(h)               Welfare Benefits Generally.  (i) The Seller and its Affiliates shall be solely responsible for (A) claims for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) (“Welfare Benefits”) and for workers’ compensation, in each case that are incurred by or with respect to any Transferred Employee before his or her Transfer Date; and (B) claims for Welfare Benefits and for workers’ compensation, in each case that are incurred by or with respect to any Business Employee who does not become a Transferred Employee, whether incurred before, on or after the Closing Date; and (ii) the Buyers and their Affiliates shall be solely responsible for claims for Welfare Benefits under any plan of the Buyers and their Affiliates, including the Business Benefit Plans assumed by a Buyer pursuant to Section 9.9(d),  and for workers’ compensation, in each case that are incurred by or with respect to any Transferred Employee on or after his or her Transfer Date.  For purposes of the foregoing, (1) a claim for health benefits will be deemed to have been incurred on the date on which the related medical service or material was rendered to or received by the individual claiming such benefit, (2) a claim for sickness, accident or disability benefits or workers’ compensation based on an injury, condition or illness occurring on or prior to the Transfer Date will be deemed to have been incurred prior to the Transfer Date and (3) in the case of any claim for benefits other than sickness, accident or disability benefits (e.g., life insurance benefits), a claim will be deemed to have been incurred upon the occurance of the event giving rise to such claim.

(i)                 No Amendment of Plans; No Third Party Rights.  Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, or does, (i) constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of, or subject to, ERISA), (ii) alter or limit the ability of the Buyers or any of their Affiliates to amend, modify or terminate any benefit or employment plan, program, agreement or arrangement on or after the Closing Date or (iii) confer upon any current or former employee any right to employment or continued employment for any period of time following the Transfer Date.  In addition, all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and no present, former or future employee of the Buyers or their Affiliates or the Seller or its Affiliates shall be treated as a third party beneficiary by, in or under this Agreement or any related document.

9.10          Intellectual Property.

(a)                As soon as reasonably practicable after the Closing Date, but, in any event within sixty (60) days after the Closing Date, the Seller shall phase out the use of all of the Intellectual Property included in the Purchased Assets, in any of their forms or spellings, on all advertising, stationery, business cards, checks, domain names, websites (excluding, for the avoidance of doubt, historical press releases and similar historical information retained in the Ordinary Course of Business), purchase orders and acknowledgments, customer agreements and other contracts, business documents and marketing materials, and otherwise.

(b)               Subject to and conditioned upon compliance with the terms and conditions of this Section 9.10(b), Seller hereby grants to the Buyers and their respective Subsidiaries a limited, non-exclusive, non-transferable, non-sublicenable royalty-free license for the Buyers and their Subsidiaries to continue using after Closing only during the period of 180 days immediately following the Closing (the “Transition Period”), throughout the world, the Geeknet Trademarks in substantially the same manner that the Purchased Business used the Geeknet Trademarks prior to Closing, without any alteration or modification thereof, and solely in the names of, or in connection with, the marketing, sale and issuance of any products or services available for sale immediately before Closing that had incorporated the Geeknet Trademarks in their product names or marketing materials (“Existing Products”) to the extent and in the manner that the Purchased Business used such Geeknet Trademarks in such product names prior to Closing in the Ordinary Course of Business, for a period of time commencing at Closing and continuing only for the Transition Period (the “Transitional License”); provided that, (i) during such Transition Period, the Buyers and their respective Subsidiaries use reasonable best efforts to cease use of the Geeknet Trademarks as promptly as reasonably practicable; (ii) upon expiration of such Transition Period, the Buyers and their respective Subsidiaries shall immediately cease all use of and no longer use the Geeknet Trademarks, including in connection with its business or the products referenced above; and (iii) the Buyers and their respective Subsidiaries shall not use the Geeknet Trademarks in connection with any products or services that were not existing at Closing.

(c)                The Transitional License is subject to the following additional conditions and limitations: (i) no Buyer nor any of its Subsidiaries may alter or modify the appearance of the Geeknet Trademarks on the Existing Products, nor have anyone else do so; (ii) all use of the Existing Products shall be consistent with past practice and the Buyers and their respective Subsidiaries shall only use the Geeknet Trademarks on Existing Products of at least equal or higher quality as the Existing Products used by the Purchased Business prior to Closing; (iii) none of the Buyers nor their respective Subsidiaries shall take any action that could reasonably be expected to impair the value of or goodwill associated with the Geeknet Trademarks; and (iv) the Buyers shall and shall cause their respective Subsidiaries to (1) make any use of the Geeknet Trademarks pursuant to this Section 9.10(c) in accordance with the branding guidelines set forth on Schedule 9.10(c) of the Disclosure Schedules, as these may be reasonably updated or amended from time to time on reasonable prior notice, (2) when using any of the corporate or business names included in the Geeknet Trademarks or Existing Products in the context of entering into or conducting contractual relationships, make clear to all other applicable parties that it, rather than the Seller or any of the Seller’s Affiliates, is the party entering into or conducting the contractual relationship and (3) cease using the Geeknet Trademarks as a corporate name or business name and on Existing Products upon expiration or termination of the Transitional License.  The Seller may terminate the Transitional License upon written notice in the event a Buyer or any of its Subsidiaries does not comply in all material respects with the terms and conditions set forth in this Section 9.10 which is not cured within 10 days of receipt of notice thereof.  Any physical Existing Products remaining after the expiration or termination of the Transitional License shall be destroyed by the Buyers, and an authorized officer of each Buyer shall certify to the Seller in writing that such destruction has taken place.  Whenever a Buyer or any of its Subsidiaries displays or otherwise uses any of the Geeknet Trademarks, such Buyer or its Subsidiary, as the case may be, shall include therewith the following statement (or another similar statement if agreed by the Seller and the Buyers) conspicuously so as to reasonably draw attention to such statement:  “Geeknet Media has been acquired by Dice Holdings, Inc. and is no longer affiliated with Geeknet, Inc. (“Geeknet”).  The [to refer to specific Mark(s) included in Materials at issue] are trademarks of Geeknet and are used by permission.”  Notwithstanding anything in this Agreement to the contrary, the Buyers shall not have any liability to Seller for failure to comply with the terms and conditions set forth in this Section 9.10 unless such failure has not been cured by the Buyers within 10 days after receipt of written notice of such failure to comply.

9.11          Effect of Investigation.   Any due diligence, review, audit or other investigation or inquiry undertaken or performed by or on behalf of the Buyers  shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, the Seller made or undertaken pursuant to this Agreement or any Transaction Documents, irrespective of the knowledge and information received (or which should have been received) therefrom by the Buyers.

9.12          Bulk Sales Waiver.  The Parties waive compliance with any “bulk sales” and similar laws applicable to the transactions contemplated by this Agreement and the other Transaction Documents.

9.13          Access to Assets and Financial Information.

(a)                For a period of seven (7) years following the Closing, each Party will grant to the other Party and its representatives access during the providing Party’s normal business hours to (i) all books, records and other data included in the Purchased Business and the Purchased Assets (including, for the avoidance of doubt, all assets set forth in Section 2.1(a)(xiii))  and to the Business Employees and (ii) all assets set forth in Section 2.1(b)(vi) and Section 2.1(b)(xii), in each case (i) and (ii) upon reasonable prior notice if such access is reasonably deemed necessary or desirable by the requesting Party of its Affiliates in connection with its tax, employee benefits, regulatory, litigation, contractual or other legitimate, non-competitive matters. The receiving Party will hold, and will cause its representatives to hold, such information in the strictest confidence in accordance with the provisions of this Section 9.13  and the Confidentiality Agreement.

(b)               Each of the Buyers agrees to hold all of the material books, records and other data of the Purchased Business it purchased pursuant to Section 2.1(a) existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law.

Article X

MISCELLANEOUS

10.1          Amendment and Waiver.  This Agreement may be amended or modified only by written agreement executed by all Parties to this Agreement.  The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

10.2          Notices.  All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, delivered by reliable overnight delivery service (with proof of service) or facsimile (with hard copy to follow).  Notices, demands and communications to the Seller and the Buyers  shall, unless another address is specified in writing, be sent to the address or facsimile number indicated below:

Notice to the Seller:	Geeknet, Inc. 11216 Waples Mill Rd., Suite 100 Fairfax, VA 22030 Attn: Carol DiBattiste General Counsel, Chief Administrative Officer, and Executive Vice President Facsimile: (703) 839-8611
with a copy to (which shall not constitute notice to Seller):
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attention: David E. Shapiro, Esq. Brett K. Shawn, Esq. Facsimile: (212) 403-2000
Notices to the Buyers:

c/o Dice Holdings, Inc.

1040 Avenue of the Americas, 16th Floor

New York, NY 10018

Attn: Mike Durney, Senior Vice President, Finance and CFO

Telephone: (212) 448-6605

Facsimile: (515) 313-2511

with copies to (which shall not constitute notice to the Buyers):

c/o Dice Holdings, Inc.

1040 Avenue of the Americas, 16th Floor

New York, NY 10018

Attn: Brian P. Campbell, Vice President, Business & Legal Affairs and General Counsel

Telephone: (212) 448-6605

Facsimile: (515) 313-2388

Holland & Knight LLP

31 West 52nd Street

New York NY 10019
Attention: Marc Reisler, Esq.

Facsimile: (212) 385-9010

10.3          Binding Agreement; Assignment.  This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided  that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void.

10.4          Severability.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the Parties.

10.5          Construction.

(a)                The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person.  For the purposes of this Agreement, any matter that is disclosed in a Party’s Schedules to this Agreement shall be deemed to have been included in the other Schedules of such Party, notwithstanding the omission of an appropriate cross references, to which its applicability is reasonably apparent on its face.  Disclosure of any fact or item in a Party’s Schedule shall not necessarily mean that such fact or item is material to such Party or any of its Subsidiaries, individually or taken as a whole, and any such disclosure, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  If any Party has breached any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

(b)               For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Schedules to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs in and Schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, (vi) all pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require and (vii) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

10.6          Captions.   The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.7          Entire Agreement.  The Schedules identified in this Agreement are incorporated in this Agreement by reference.  This Agreement and the other Transaction Documents contain the entire agreement between the Parties and supersede any prior and contemporaneous understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter of this Agreement in any way, other than the Confidentiality Agreement which will survive in accordance with its terms.

10.8          Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10.9          Consent to Jurisdiction.   THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.  IN THE EVENT THAT JURISDICTION IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK NOTED IN THE PRECEDING SENTENCE IS NOT AVAILABLE, THEN EACH OF THE PARTIES HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT LOCATED IN NEW YORK COUNTY, BOROUGH OF MANHATTAN (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM).  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

10.10      Counterparts; Delivery by Facsimile.   This Agreement may be executed and delivered (including by email (PDF) or facsimile transmission) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.11      Waiver of Jury Trial.   EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12      No Third-Party Beneficiaries.   This Agreement is for the sole benefit of the Parties, their heirs, legal guardians and their successors and permitted assigns, and nothing in this Agreement expressed or implied shall give or be construed to give to any person, other than the Parties, their heirs, legal guardians, successors and permitted assigns, any legal or equitable rights hereunder.

10.13      Release.   As of the Closing, each Buyer, on its own behalf and on behalf of Media Sub (each, together with such Buyer, a “Releasing Person”), hereby releases and forever discharges (and, upon Seller’s request, each Buyer shall cause each other Releasing Person to acknowledge and agree in writing to such release and discharge) the Seller and its Affiliates, successors and assigns and all of their respective current and former shareholders, officers, directors, managers, employees, agents and representatives (in each case, solely in their capacities as such) (each, a “Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at Law and in equity, known or unknown, accrued or unaccrued, which have been or could have been asserted against any Released Person, which any Releasing Person has or ever had, which arise out of or in any way relate to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Purchased Business; provided  that the Parties acknowledge and agree that this Section 10.13 does not apply to and shall not constitute a release of any rights or obligations arising under this Agreement, including fraud.

*          *          *          *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

GEEKNET, INC.

By: /s/ Kenneth G. Langone___________________
Name:  Kenneth G. Langone
Title: Executive Chairman and Chief Executive Officer

DICE HOLDINGS, INC.

By:  /s/ Michael P. Durney________________
Name:  Michael P. Durney
Title: Senior Vice President, Finance and Chief Financial Officer

DICE CAREER SOLUTIONS, INC.

By: /s/ Michael P. Durney_____________
Name:  Michael P. Durney
Title: Senior Vice President, Finance and Chief Financial Officer

EFINANCIALCAREERS LIMITED

By: /s/ Michael P. Durney__________
Name:  Michael P. Durney
Title:  Senior Vice President, Finance and Chief Financial Officer